Exhibit 99.6

March 6, 2020

Board of Directors

Texas Capital Bancshares, Inc.

2000 McKinney Avenue

Suite 700

Dallas, TX 75201

Re:	Amendment No. 1 to Registration Statement on Form S-4 of Independent Bank Group, Inc. (file No. 333-235993), filed March 6, 2020 (the “Amended Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated December 9, 2019 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Independent Bank Group, Inc. (“IBTX”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Texas Capital Bancshares, Inc. (the “Company”) of the exchange ratio of 1.0311 shares of common stock, par value $0.01 per share, of IBTX to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of December 9, 2019, by and between IBTX and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Joint Proxy Statement/Prospectus that forms a part of the Amended Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of TCBI’s Financial Advisors,” “Summary—Risk Factors,” “The Merger—Background of the Merger,” “The Merger—TCBI’s Reasons for the Merger; Recommendation of TCBI’s Board of Directors,” “The Merger—Opinions of TCBI’s Financial Advisors,” and “The Merger—Certain Unaudited Prospective Financial Information” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus that forms a part of the Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)